Exhibit 99.1

FOR IMMEDIATE RELEASE

Del Medical Systems Group Launches TITAN Family of Digital Radiographic Systems
All Configurations Feature Del Gemini Flat Panel Technology, DelWorks Software Interface

Franklin Park, IL – December 1, 2008 -- Del Global Technologies Corp. (OTCBB: DGTC) ("Del Global" or "the Company") today announced that it will sell and market the TITAN digital radiographic product line. Del Medical will feature the TITAN digital radiographic imaging systems at booth # 4234 at the RSNA 2008 Annual Meeting and Exposition, which is being held November 30 - December 5, 2008 in Chicago, IL.

At RSNA, Del Medical will demonstrate the TITAN product line in three digital radiographic room configurations as follows:

▪	the TITAN OTC™, a traditional Del radiographic room that includes an elevating table and wall mounted chest stand with ceiling or a floor mounted tube stand
▪	the TITAN SP™, a new Del configuration consisting of a flexible tilting wall bucky with an overhead tube crane
▪	the TITAN II™, a totally new Del U-Arm positioner that is more flexible and accommodating than other U-Arms

All three configurations will feature the new Del Gemini digital selenium flat panel technology. Introduced in July 2008, the Gemini flat panels are easily integrated into Del’s tables, which allows existing customers to upgrade or field retrofit their digital imaging systems. The Gemini family of full-field, portable DR flat panels are all DICOM compatible, as is the DelWorks™ software interface.

"The TITAN products reflect our vision to focus on integrating Del’s digital products into a cohesive product family. DelWorks, our exciting new software interface, and the Gemini flat panel are standard on all TITAN products. Employing the same software and detector technology throughout, makes the TITAN products easier for our customers to operate and for our dealers to sell and service," said Dennis Runyan, VP of Sales and Marketing. “With the TITAN systems, we’re delivering the latest technology in a cost-effective manner for the fast-paced digital market.”

The TITAN SP and TITAN OTC are available immediately through a select Del dealer network.  Titan II is awaiting FDA 510K and will be available shortly.

ABOUT DEL GLOBAL TECHNOLOGIES
Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary highvoltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company's web site is
www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

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DEL GLOBAL TECHNOLOGIES CORP.	THE EQUITY GROUP INC.
James A. Risher	Devin Sullivan
Chief Executive Officer	Senior Vice President
(847) 288-7065	(212) 836-9608

Mark A. Zorko
Chief Financial Officer
(847) 288-7003